Exhibit B-4(f)(5)


                                                   EXECUTION COPY


               SECOND AMENDMENT TO NOTE AGREEMENT


     This Second Amendment, dated February 11, 2003 (this "Amendment"), is made to that Second Consolidated, Amended and Restated Note Agreement dated as of September 27, 2002 and as amended as of January 29, 2003 (as so amended, the "Note Agreement"), among Gold Kist Inc., a cooperative marketing association organized and existing under the laws of the State of Georgia (the "Company"), The Prudential Insurance Company of America ("Prudential") and the Gateway Recovery Trust. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Note Agreement.

     WHEREAS, the parties hereto have executed and delivered that certain Note Agreement;

     WHEREAS, the Company has requested that Prudential amend certain provisions of the Note Agreement and Prudential has agreed to do so on the terms and conditions set forth in this Amendment;

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A. Pursuant to paragraph 11C of the Note Agreement, the Company and the Required Holders hereby agree the Note Agreement is amended as follows:

     1.    Paragraph  4B.   Paragraph 4B is hereby  modified  and
amended by deleting it in its entirety and substituting the following in lieu thereof:

          "4B. Optional Prepayment With Yield-Maintenance Amount. The Notes of each Series shall be subject to prepayment, in whole at any time or from time to time in part so long as (x) there are no Loans (as defined in the Bridge Credit Agreement) outstanding under the Bridge Credit Agreement and
          (y) there are no outstanding commitments to make further Loans thereunder. Such prepayments shall be made (i) in integral multiples of $100,000 and in a minimum amount of $1,000,000, (ii) at the option of the Company and (iii) upon a holder's election under paragraph 5K, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each such Note. Any partial prepayment of a Series of the Notes pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates."

     2.    Paragraph  5A.   Paragraph 5A is hereby  modified  and
amended by deleting clause (i) of subparagraphs 5A(1) in its entirety and substituting the following in lieu thereof:

          "(i) as soon as practicable and in any event within 30 days after the end of each of the first eleven months of each Fiscal Year (other than those months corresponding to the end of a Fiscal Quarter) and within 45 days after the end of each month corresponding to the end of a Fiscal Quarter,

                    (a) statements of operations, patrons' and other equity and comprehensive income (loss) and cash flows for such month and if the last day of such month is also the last day of a Fiscal Quarter, for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such month or Fiscal Quarter, as applicable, and

                    (b)   balance  sheet as at the  end  of  such
               month or Fiscal Quarter, as applicable

          setting forth in each case in comparative form figures for the corresponding period in the preceding Fiscal Year, all in reasonable detail and satisfactory in form to the Required Holder(s) and a management discussion and analysis, including a variance analysis comparing actual results to the projections delivered pursuant to paragraph 5L hereof. The foregoing shall be certified by an authorized financial officer of the Company as fairly presenting, in all material respects, the financial condition of the Company and its Consolidated Subsidiaries as of the end of such period and the results of their operations for the period then ended in accordance with GAAP, subject to changes resulting from normal year-end adjustments and the inclusion of abbreviated footnotes;"

     3. Paragraphs 5L, 5M, 5N. Paragraph 5 is hereby modified and amended by adding the following sections 5L, 5M and 5N at the end thereto:

          "5L. Annual Projections. (i) As soon as practicable and in any event within 30 days after the end of the 2003 Fiscal Year, the Company shall deliver to Prudential annual projections for the following Fiscal Year, which include (a) a statement of all of the material assumptions on which such projections are based and (b) monthly consolidated and consolidating statements of income, cash flow and balance sheets for the following Fiscal Year, and (ii) on the same date the Company delivers the financial information required to be delivered pursuant to paragraph 5A(1)(ii) hereof with respect to the 2004 Fiscal Year and each Fiscal Year thereafter, the Company shall deliver to each Lender annual projections for the following Fiscal Year, which include (i) a statement of all of the material assumptions on which such projections are based and (ii) quarterly consolidated and consolidating statements of income, cash flow and balance sheets."

          "5M. Eight-Week Cash Flow Projections. On the first Business Day of each calendar week from the effective date of this Amendment to September 30, 2003, the scheduled maturity date of the Bridge Credit Agreement, the Company shall deliver to each Lender a written report, in form and substance satisfactory to the Agent, reflecting the Company's projected cash flow for the eight-week period subsequent to the date of such report."

          "5N.  Appraisals of Fixed Assets.  Prior to or  on  the
          date sixty (60) days from the closing date of the Bridge Credit Agreement, the Company shall deliver, or cause to be delivered, to the Collateral Agent or the Agent, in form and substance satisfactory to the Collateral Agent or the Agent, updated appraisals, with respect to the real property and other fixed assets of the Company and its Subsidiaries, prepared by a qualified appraisal company acceptable to the Collateral Agent or the Agent."

     4. Paragraphs 6A and 6B. Paragraphs 6A and 6B are hereby modified and amended by deleting such paragraphs in their entirety and substituting the following in lieu thereof:

          "6A(1). Minimum Consolidated Tangible Net Worth. The Company's Consolidated Tangible Net Worth (less any gain or loss as a result of accumulated other comprehensive income, as defined by GAAP) shall at all times, be at least $135,000,000, plus the sum of (i) 50% of the Reported Net Income of the Company and its consolidated Subsidiaries (to the extent positive) for the Fiscal Quarter ending December 31, 2002, and each Fiscal Quarter thereafter on a cumulative basis (taken as one accounting period), but excluding from such calculations of Reported Net Income for purposes of this clause (i) any Fiscal Quarter in which the Reported Net Income of the Company and its Consolidated Subsidiaries is negative, and (ii) 100% of the cumulative Net Proceeds of Capital Stock received during any period after June 29, 2002.

          6A(2).   Current Ratio.  The Company shall not  permit,
          at any time, the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than
          1.10 to 1.00 calculated on a quarterly basis.

          6A(3). Fixed Charge Coverage Ratio. The Company shall not permit the Fixed Charge Coverage Ratio to be less than the ratio set forth opposite the relevant fiscal quarter in the following table:

         Fiscal Quarter              Ratio

         Second Quarter 2003         N/A
         Third Quarter 2003          N/A
         Fourth Quarter 2003         N/A
         First Quarter 2004          N/A
         Second Quarter 2004         1.40 to 1.00
         Third Quarter 2004          1.60 to 1.00
         Fourth Quarter 2004
         and thereafter              1.75 to 1.00


          6A(4). Senior Debt Coverage Ratio. The Company shall not permit the Senior Debt Coverage Ratio to be greater than the ratio set forth opposite the relevant Fiscal
          Quarter in the following table:

          Fiscal Quarter                Ratio

      Second Quarter 2003         3.75 to 1.00

      Third Quarter 2003          6.00 to 1.00

      Fourth Quarter 2003
      and First Quarter 2004      7.25 to 1.00

      Second Quarter 2004
      and Third Quarter 2004      6.25 to 1.00

      Fourth Quarter 2004         5.00 to 1.00

      First Quarter 2005          4.50 to 1.00

      Second Quarter 2005         4.00 to 1.00

      Third Quarter 2005          3.50 to 1.00

      Fourth Quarter 2005
      and thereafter              3.25 to 1.00


          6A(5). Consolidated Total Debt to Total Capital Ratio. The Company shall not permit the ratio of Consolidated Total Debt to Total Capital to exceed the ratio set forth opposite the relevant Fiscal Quarter in the following table:

      Fiscal Quarter              Ratio

      Second Quarter 2003         .70 to 1.00
      Third Quarter 2003
      and Fourth Quarter 2003     .75 to 1.00

      First Quarter 2004,
      Second Quarter 2004
      and Third Quarter 2004      .70 to 1.00

      Fourth Quarter 2004,
      First Quarter 2005,
      Second Quarter 2005,
      Third Quarter 2005
      and Fourth Quarter 2005     .65 to 1.00

      Thereafter                  .60 to 1.00

          6A(6). Interest and Lease Coverage Test. The Company shall not permit the ratio of (i) EBIT plus Consolidated Lease Expense, in each case for the period of eight Fiscal Quarters of the Company most recently ended at such time, to (ii) Consolidated Interest Expense plus Consolidated Lease Expense for such period to be less than the ratio set forth opposite the relevant Fiscal Quarter in the following table:

               Fiscal Quarter              Ratio

               Second Quarter 2003         1.25 to 1.00
               Third Quarter 2003          0.75 to 1.00
               Fourth Quarter 2003         0.50 to 1.00
               First Quarter 2004          0.50 to 1.00
               Second Quarter 2004         0.50 to 1.00
               Third Quarter 2004          0.50 to 1.00
               Fourth Quarter 2004         0.75 to 1.00
               First Quarter 2005          1.00 to 1.00
               Thereafter                  1.25 to 1.00


          6A(7). Consolidated Total Debt to EBITDA. The Company shall not permit the ratio of Consolidated Total Debt as of the end of any Fiscal Quarter of the Company to the sum of EBITDA for the Fiscal Quarter then ending and the preceding seven Fiscal Quarters (divided by two), to be greater than the ratio set forth opposite the relevant Fiscal Quarter in the following table:

                Fiscal Quarter           Ratio

                Second Quarter 2003     4.00 to 1.00
                Third Quarter 2003      6.25 to 1.00
                Fourth Quarter 2003     7.75 to 1.00
                First Quarter 2004      7.75 to 1.00
                Second Quarter 2004     6.75 to 1.00
                Third Quarter 2004      6.75 to 1.00
                Fourth Quarter 2004     5.50 to 1.00
                First Quarter 2005      3.75 to 1.00
                Second Quarter 2005     3.75 to 1.00
                Third Quarter 2005      3.75 to 1.00
                Fourth Quarter 2005
                and thereafter          3.50 to 1.00


          6A(8). Minimum Cumulative EBITDA. Commencing with the end of the third Fiscal Quarter of the 2003 Fiscal Year, the Company shall not permit EBITDA as of the last day of any Fiscal Quarter, to be less than the cumulative amount set forth opposite the relevant Fiscal Quarter in the following table:

               Fiscal Quarter           Amount

               Third Quarter 2003   ($22,000,000)
               Fourth Quarter 2003  ($4,000,000)
               First Quarter 2004   $40,000,000"


          6B. Limitation on Restricted Payments. The Company will not pay or declare any dividend or make any other distribution on or on account of any class of its Stock or other equity or make cash distributions of equity (including cash patronage refunds), or make interest payments on equity, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its Stock or other equity, or redeem, purchase or otherwise acquire, directly or indirectly, any Subordinated Debt, including, but not limited to, its Subordinated Capital Certificates of Interest and Subordinated Loan Certificates (except required redemptions as provided in the indentures pursuant to which such Subordinated Debt was issued), or permit any Subsidiary to do any of the above (all of the foregoing being herein called "Restricted Payments") except that the Company may make
          (i) cash patronage refunds in Fiscal Year 2002 and thereafter in an amount, for each Fiscal Year, not to exceed 10% of the member earnings for such Fiscal Year, and (ii) present value cashing retirement and death payments (net of any amount the Company receives as insurance proceeds) in an aggregate amount not to exceed $5,000,000 in any Fiscal Year; provided that the Company shall not make any Restricted Payments upon the occurrence and during the continuance of a Default or Event of Default. So long as no Default or Event of Default shall have occurred and be continuing, there shall not be included in the definition of Restricted
          Payments: (x) dividends paid, or distributions made, in Stock of the Company or (y) exchanges of Stock of one or more classes of the Company, except to the extent that cash or other value is involved in such exchange. Moreover, nothing in this Paragraph 6B shall prevent any Subsidiary from making any Restricted Payments to the Company or to any other Related Party that directly owns Stock of such Subsidiary. The term "equity" as used in this Paragraph 6B shall include the Company's common stock, preferred stock, if any, other equity certificates, and notified equity accounts of patrons."

     5.    Paragraph  6D.   Paragraph 6D is hereby  modified  and
amended by deleting clause (xv) and its entirety and substituting the following in lieu thereof:

          "(xv) permit to remain outstanding (x) certain term loans to Young Pecan in an aggregate principal amount of $10,000,000 made pursuant to a Loan and Security Agreement among Young Pecan, the Company and Foothill Capital Corporation, as Agent, and (y) a loan to Young Pecan evidenced by that certain note dated as of January 28, 2003, in the original amount of $1,676,785, provided there shall be no increase in the principal amount of the loans described in the foregoing clauses
          (x) and (y) at any time; and, provided further, that all collateral securing the loan described in clause
          (y) shall be assigned to the Collateral Agent pursuant to the Security Agreement."

     6.    Paragraph  6K.   Paragraph 6K is hereby  modified  and
amended   by   deleting  such  paragraph  in  its  entirety   and
substituting the following in lieu thereof:

          "6K. Capital Expenditures. The Company and its Subsidiaries shall not, on a consolidated basis, directly or indirectly, make Capital Expenditures in excess of (i) for the fiscal year ending (a) 2003, $40,000,000, (b) 2004, $40,000,000 plus the Capital
          Expenditure Carry Forward Amount, if any and (c) 2005, $50,000,000 plus the Capital Expenditure Carry Forward Amount, if any and (ii) in connection with the "tray pack operations" at the Company's location in Live Oak, Florida, $30,000,000 after June 29, 2002, provided, however, the amount described in this clause (ii) shall not be available until (x) all Obligations (as defined in the Bridge Credit Agreement) have been paid in full in cash and all Commitments (as defined in the Bridge Credit Agreement) to lend thereunder have been terminated, and (y) minimum EBITDA of the Company for the immediately preceding four fiscal quarters, as reflected in the financial statements required to be delivered pursuant to paragraph 5A(1) hereof, and the related compliance certificate required to be delivered in connection therewith, is not less than $100,000,000."

     7. Paragraph 6L. (a) Paragraph 6L is hereby modified and amended as follows: (i) the word "and" appearing after subparagraph (vi) thereof is hereby deleted in its entirety; and the final period after subparagraph (vii) thereof is deleted and the following is substituted in lieu thereof:

          "; and

          (viii)     Indebtedness  for  Money  Borrowed  existing
          under the Bridge Credit Agreement in a principal amount
          not   exceeding  $33,220,000  plus  interest  and  fees
          related thereto."

     (b) Schedule 6L is hereby modified and amended by deleting such schedule in its entirety and substituting the attached
Schedule 6L in lieu thereof.

     8. Paragraph 7A. (a) Paragraph 7A is hereby modified and amended by deleting clause (v) in its entirety and substituting the following in lieu thereof:

          "(v) the Company fails to perform or observe any agreement contained in paragraphs 5A, 5E, 5F, 5I, 5K, 5L, 5M or 6; provided, however, that so long as any failure by the Company to comply with Paragraph 5M hereof does not occur more frequently than three times in any six week period, no Event of Default shall occur hereunder with respect to the failure of the Company to comply with the
               Section 5M hereof so long as such failure does not continue for more than two Business Days; or"

     (b) The semicolon after Paragraph 7A(xvii) is hereby deleted and the following is substituted in lieu thereof:

          "; or

          (xviii) without the prior consent of the Lenders, the lenders party to the Bridge Credit Agreement shall consent to (i) an increase in the advance rates set forth in the definition of the Borrowing Base (as defined in the Bridge Credit Agreement) or an increase in the aggregate amount of the Commitments (as defined in the Bridge Credit Agreement) thereunder or (ii) allowing the aggregate principal amount of loans (as defined in the Bridge Credit Agreement) outstanding thereunder as of any date of determination to exceed the Borrowing Base (as defined in the Bridge Credit Agreement) in effect at such time."

     9. Paragraph 10. (a) Paragraph 10 is hereby modified and amended by inserting the following definitions in appropriate alphabetical order thereto (and deleting any existing definitions of any of the following in the entirety):

          ""Applicable Rate" shall mean:

          (i) prior to February 11, 2003, the interest rate of the Notes as adjusted at the end of each of its Fiscal Quarters (calculated as of September 30, 2002 for the Applicable Rate applicable immediately following the Exchange Closing Day) based upon the Company's ratio of Consolidated Total Debt to EBITDA as calculated pursuant to paragraph 6A(8), as follows for each Note:

TD to     Great Less    Less    Less    Less    Less    Less    Less
EBITDA    er    than    than    than    than    than    than    than
          than  or      or      or      or      or      or      or
          5.0   equal   equal   equal   equal   equal   equal   equal
                to 5.0  to 4.5  to 4.0  to      to      to      to
                or      or      or      3.75    3.25    2.75    2.25
                great-  great-  great-  or      or      or
                er than er than er than great-  great-  great-
                4.5     4.0     3.75    er than er than er than
                                         3.25    2.75   2.25


Series C
Exchange
Notes due
May 2012  11.50% 11.00%  11.00%  10.75%  10.50%  10.25% 9.25%   8.75%


Series B
Exchange
Notes due
Feb.2012  11.25% 10.75%  10.75%  10.50%  10.25%  10.00% 9.00%   8.50%


          and (ii) from and including February 11, 2003, the interest rate of the Notes as adjusted at the end of each of its Fiscal Quarters based upon the Company's ratio of Consolidated Total Debt to EBITDA as calculated pursuant to paragraph 6A(8), as follows for each Note:

TD to     Great  Less    Less    Less    Less    Less    Less    Less
EBITDA    er     than    than    than    than    than    than    than
          than   or      or      or      or      or      or      or
          5.0    equal   equal   equal   equal   equal   equal   equal
                 to 5.0  to 4.5  to 4.0  to      to      to      to
                 or      or      or      3.75    3.25    2.75    2.25
                 great-  great-  great-  or      or      or
                 er than er than er than great-  great-  great-
                 4.5     4.0     3.75    er than er than er than
                                         3.25    2.75   2.25

Series C
Exchange
Notes due
May 2012  12.75% 12.25%  12.25%  12.00%  11.75%  11.50% 9.50%    9.00%

Series B
Exchange
Notes due
February
2012      12.50% 12.00%  12.00%  11.75%  11.50%  11.25% 9.25%    8.75%


          ; provided, however, that each of the interest rates set forth above shall be increased by .50% as of December 31, 2003 for any day thereafter on which any Super-Priority Claims (as such term is defined in the Intercreditor Agreement) exist.

          ""Bridge Credit Agreement" shall mean that certain Credit Agreement, dated as of February 11, 2003, by and among the Company, various banks and other lending institutions and institutional investors as are, or may from time to time become, parties thereto and Rabobank, as agent thereunder."

          ""Capital Expenditure Carry Forward Amount" means, to the extent positive, for any fiscal year, a carry forward amount equal to $40,000,000 less the aggregate amount of Capital Expenditures made pursuant to paragraph 6K in the immediately preceding Fiscal Year."

          ""Consolidated Tangible Net Worth" shall mean Consolidated Net Worth, less the Intangible Assets of the Company and its Subsidiaries, but including the goodwill (as reflected on the Company's financial statements delivered pursuant to paragraph 5A hereof from time to time but not to exceed $23,900,000) created in connection with the acquisition by the Company of the outstanding equity of Golden Poultry Company, Inc. in September, 1997."

          ""Consolidated Total Debt" shall mean (i) Total Debt of the Company and its Subsidiaries, plus (ii) the Total Debt of any other Person which (a) has been guaranteed by the Company or any Subsidiary or (b) is supported by a letter of credit issued for the account of the Company or any Subsidiary, all consolidated in accordance with GAAP."

          ""Indebtedness" of any Person shall mean, without duplication (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, obligations evidenced by bonds, debentures, notes or other similar instruments, and such Person's pro-rata share of any obligations of a general partnership in which such Person is the general partner); (ii) all rental obligations under leases required to be capitalized under GAAP; (iii) all Guaranties of such Person (including contingent reimbursement obligations under undrawn letters of credit); (iv) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and (v) obligations or other liabilities under Hedging Contracts, or similar agreements or combinations thereof which are disclosed as liabilities on the balance sheet of such Person in accordance with GAAP."

          ""Intangible Assets" of a Person, shall mean the non-current, non-physical assets of such Person that entitle such Person to certain legal rights or competitive advantages, and shall include copyrights, trademarks, tradenames and other intellectual property, franchises, goodwill (to the extent positive), organizational costs, licenses and permits, and, in connection with the Company, shall include the SSC Securities."

          ""Real Property Mortgages" shall have the meaning assigned to such term in the Bank Agreement."

          ""Security Documents" means the Security Agreement, the
          Contribution Agreement and the Real Property Mortgages.

          ""Senior Note Holders" shall mean (i) CoBank, ACB, in its capacity as lender pursuant to that certain First Amended and Restated Credit Agreement, dated as of January 29, 2003, between the Company and CoBank, ACB and (ii) the holders of the Notes."

          ""Subordinated Debt" shall mean all Indebtedness for Money Borrowed wherein the principal and premium, if any, and interest is subordinated and junior in right of payment to the prior payment in full of all other Indebtedness of the Company for Money Borrowed except other Subordinated Debt, and shall include, without limitation, the Subordinated Capital Certificates of Interest and Subordinated Loan Certificates, issued by the Company."

          ""Total  Capital"  shall mean the sum  of  Consolidated
          Total Debt and Shareholders Equity (less the amount of any SSC Securities outstanding)"

          ""Young Pecan" shall mean Young Pecan Shelling Company,
          Inc., as successor to Young Pecan Company."

     (b) Paragraph 10 of the Note Agreement, is hereby further modified and amended by deleting the definition of "Cumulative
Preferred Certificates of Interest" therefrom in its entirety.

B.    Conditions  of  Effectiveness.  Upon  satisfaction  of  the
following,  the  effective  date  of  this  Amendment  shall   be
February 11, 2003. This Amendment shall become effective when, and only when,

     1. Prudential shall have received all of the following documents, each (unless otherwise indicated) being dated the date hereof, in form and substance satisfactory to the Noteholders of the Notes:

          (a)  executed originals of this Amendment;

          (b)   evidence  satisfactory  to  Prudential  that  the
     Second  Amendment  to  the  Bank  Agreement,  in  form   and
     substances substantially the same as this Amendment, has been duly executed, delivered and has taken effect;

          (c) a copy of the Bridge Credit Agreement (as defined herein), duly executed by all parties thereto;

          (d)   an  amendment to the Second Amended and  Restated
     Security Agreement, duly executed by all parties thereto, in form and substance satisfactory to Prudential;

          (e)   an  amendment to the Second Amended and  Restated
     Intercreditor Agreement in form and substance satisfactory to Prudential;

          (f)    a   written   report,  in  form  and   substance
     satisfactory   to  Prudential,  reflecting   the   Company's
     projected cash flow for the eight week period following the effective date of this Amendment.

          (g) such other documents, instruments, approvals or opinions as Prudential may reasonably request.

     2. The Company shall have paid (i) all costs and expenses (including legal fees) incurred by Prudential, (ii) an amendment fee payable to Prudential in an amount equal to 0.25% of the amounts outstanding on the Notes as of the date hereof which fee shall be fully earned as of such date and non-refundable when paid and (iii) the principal payment of $2,727,272.73 due on the Series B Exchange Note.

     3. Except as previously disclosed to Prudential in the form of a Power Point presentation that was posted via Intralinks on January 15, 2003, the representations and warranties contained herein shall be true on and as of the date hereof, and there shall exist on the date hereof no Event of Default or Default;
there shall exist no material adverse change in the financial condition, business operation or prospects of the Company or its Subsidiaries since September 28, 2002; and the Company shall have delivered to Prudential an Officer's Certificate to such effect.

C.   Representations and Warranties.

     1. Except as previously disclosed to Prudential in writing, the Company hereby repeats and confirms each of the representations and warranties made by it in paragraph 8 of the Note Agreement, as amended hereby, as though made on and as of the date hereof, with each reference therein to "this Agreement", "hereof", "hereunder", "thereof", "thereunder" and words of like import being deemed to be a reference to the Note Agreement as amended hereby.

     2.   The Company further represents and warrants as follows:

          (a) The execution, delivery and performance by the Company of this Amendment are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (A) its charter or by-laws, (B) law or
     (C) any legal or contractual restriction binding on or affecting the Company; and such execution, delivery and performance do not or will not result in or require the creation of any Lien upon or with respect to any of its properties.

          (b) No governmental approval is required for the due execution, delivery and performance by the Company of this Amendment, except for such governmental approvals as have been duly obtained or made and which are in full force and effect on the date hereof and not subject to appeal.

          (c) This Amendment constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with its terms.

          (d) There are no pending or threatened actions, suits or proceedings affecting the Company or any of its Subsidiaries or the properties of the Company or any of its Subsidiaries before any court, governmental agency or arbitrator, that may, if adversely determined, materially adversely affect the financial condition, properties, business, operations or prospects of the Company and it Subsidiaries, considered as a whole, or affect the legality, validity or enforceability of the Note Agreement, as amended by this Amendment.

          (e) as of the date hereof, Agratech Seeds Inc. has discontinued any operations and sold, transferred, conveyed or otherwise disposed of substantially all of its assets.

D.   Miscellaneous.

     1.   Reference to and Effect on the Note Agreement.

          (a) Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Note Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Note Agreement, and each reference in any other document to "the Note Agreement", "thereunder", "thereof" or words of like import referring to the Note
     Agreement, shall mean and be a reference to the Note Agreement, as amended hereby.

          (b) Except as specifically amended and waived above, the Note Agreement, and all other related documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

          (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any holder of a Note under the Note Agreement or the Notes, nor constitute a waiver of any provision of any of the foregoing.

     2. Costs and Expenses. The Company agrees to pay on demand all costs and expenses incurred by any Noteholder in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel. The Company further agrees to pay on demand all costs and expenses, if any (including, without limitation, reasonable counsel fees and expenses of counsel), incurred by any holder of a Note in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Amendment.

     3. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New
York.

     5. Estoppel. To induce Prudential to enter into this Amendment, the Company hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Company against any holder of the Notes with respect to the obligations of the Company to any such holder, either with or without giving effect to this Amendment.

     6. Related Documents. This Amendment shall be deemed to be a Related Document for all purposes.

     7. Release of Agratech. Agratech Seeds Inc. is hereby released from its obligations under, and any liability with respect to, the Subsidiary Guaranty Agreement and any other
Related Document.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              GOLD KIST INC.


                              By: /s/ Stephen O. West
                                      Stephen O. West
                                      Treasurer


                              THE PRUDENTIAL INSURANCE
                              COMPANY OF AMERICA


                              By: /s/ Billy Greer
                              Name:   Billy Greer
                              Title:  Vice President

                              THE PRUDENTIAL INSURANCE
                              COMPANY OF AMERICA, as asset
                              manager for Gateway Recovery
                              Trust


                              By: /s/ Paul Price
                              Name:   Paul Price
                              Title:  Vice President


                              CONSENT OF GUARANTORS


                We, the undersigned, each as a Guarantor pursuant
          to that certain Amended and Restated Subsidiary Guaranty dated as of the 27th day of September, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the "Guaranty"), hereby each (a) acknowledge receipt of a copy of the foregoing Second Amendment, and (b) acknowledge, consent and agree that (i) the Guaranty remains in full force and effect, and (ii) the execution and delivery of the foregoing Amendment and any and all documents executed in connection therewith shall not alter, amend, reduce or modify our respective obligations and liabilities under the Guaranty.



                              AGRATRADE FINANCING, INC.


                              By:/s/ Stephen O. West
                              Title: Treasurer


                              CROSS EQUIPMENT COMPANY, INC.


                              By: /s/ Stephen O. West
                              Title: Treasurer


                              GK FINANCE CORPORATION


                              By: /s/ Stephen O. West
                              Title: Vice President

                              GK PEANUTS, INC.


                              By: /s/ Stephen O. West
                              Title: Treasurer


                              GK PECANS, INC.


                              By: /s/ Stephen O. West
                              Title: Treasurer



                              LUKER INC.


                              By: /s/ Stephen O. West
                              Title: Treasurer

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